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                                                 December 7, 2001


Associated Banc-Corp
1200 Hansen Road
Green Bay, WI  54304

Signal Financial Corporation
1395 Commerce Drive
Mendota Heights, MN  55120

Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Signal Financial Corporation ("Signal"), a Minnesota corporation, with and into Associated Banc-Corp ("Associated"), a Wisconsin corporation, pursuant to the Agreement and Plan of Merger between Associated and Signal, dated September 10, 2001 (the "Merger Agreement"). Associated will file a Registration Statement on Form S-4 (the "Registration Statement") with the Securities Exchange Commission on the date hereof or shortly thereafter in connection with the Merger.

         In connection with the Merger, we assume as accurate, the following:

         1. The Merger Agreement will be implemented in accordance with its terms and conditions.

         2. As a result of the first assumption, the Merger will be effected pursuant to the corporation laws of the States of Wisconsin and Minnesota.

         3. As a result of the Merger, Signal's shareholders (in the aggregate) will receive Associated common stock having a value, measured at the Merger's effective time, of not less than 50% of the value of all of Signal's outstanding stock, also measured at the Merger's effective time. This assumption will remain true, even disregarding the value of any Associated stock which is received by a Signal shareholder in exchange for Signal common stock which such Signal shareholder received by exercising a stock option in connection with, or in contemplation of, the Merger.



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Associated Banc-Corp. and
Signal Financial Corporation
December 7, 2001
Page 2

         Subject to the limitations described herein and based on the assumptions described above, we are of the opinion that: (1) the Merger will qualify as a tax-free reorganization under section 368(a)(1)(A) of the Internal Revenue Code (the "Code") and both Associated and Signal will be a party to such reorganization within the meaning of Code section 368(b); (2) no gain or loss will be recognized by any holder of Signal common stock upon receipt of Associated common stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Associated common stock, consideration received as a result of the exercise of dissenters' rights or cash consideration paid to such shareholders); and (3) a Signal shareholder's tax basis in Associated common stock received by such shareholder pursuant to the Merger will be the same as the tax basis of the Signal common stock surrendered in exchange for the Associated common stock, decreased by the amount of cash and the fair market value of any other property received by such shareholder and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange by such shareholder (not including any portion of the gain that is treated as a dividend). This opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations, or any state, local, foreign or other tax considerations.

         A particular Signal shareholder's circumstances may cause the shareholder's tax consequences to differ from those described herein. For example, a particular shareholder may be subject to special treatment under certain special U.S. federal income tax laws, such as shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), or are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences). Other shareholders whose circumstances may cause the shareholder's tax consequences to differ from those described herein, include shareholders who acquired Signal stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle," or "conversion transaction," or constructive sale or other integrated transaction.

         Our opinion is based on the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued or proposed thereunder, the Internal Revenue Service's current positions published in revenue rulings, revenue procedures, notices, and announcements, existing judicial decisions, and other applicable tax authorities. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our


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Associated Banc-Corp. and
Signal Financial Corporation
December 7, 2001
Page 3

opinion would not be different and we assume no obligation to revise or supplement this opinion should the present laws referred to above change by legislative or administrative action, judicial action, or otherwise.

         This opinion is based solely on the assumptions listed above and the information set forth in the Registration Statement, the Merger Agreement (including all exhibits attached thereto) and Officer's Certificates furnished by officers of Associated and Signal. In our examination of relevant documents, we have assumed the genuineness of all signatures, the conformity to original documents of all copies of documents submitted to us, the authenticity of such copies and the accuracy of all financial calculations. We cannot and do not represent that we checked the accuracy or the statements of fact or financial calculations contained in such documents and in documents incorporated by reference. Our opinion could be affected if any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof.

         This opinion is not binding on the Internal Revenue Service, and we can make no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         We consent to the reference to us under the caption "Certain Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an Exhibit thereto. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                     Yours very truly,

                                     REINHART BOERNER VAN DEUREN s.c.


                                     BY /s/ John L. Schliesmann
                                            John L. Schliesmann